THE BLACKWING GROUP, LLC
18921G E VALLEY VIEW PARKWAY #325
INDEPENDENCE, MO 64055
816-813-0098

December 7, 2010

Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

RE: OICco Acquisition I, Inc.

We have read the statements that we understand OICco Acquisition I, Inc. will include under Item 11 of the Form S-1/A filing with the Securities and Exchange Commission.

On or about January 10, 2010, we were dismissed as OICco Acquisition I, Inc's independent auditor because the PCAOB revoked our registration on December 22, 2009 because of violations of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder in auditing the financial statements of two issuer clients from 2006 to 2008, violations of PCAOB rules and auditing standards, noncooperation with a Board inspection, and noncooperation with a Board investigation.

OICco Acquisition I, Inc provided us with a copy of the disclosure required under Item 11 of the Form S-1 and requested us to furnish OICco Acquisition I, Inc with a letter addressed to the Securities and Exchange Commission stating whether we agree with the statements made by us in this report, and, if not, stating the respects in which we do not agree.

We agree with all such statements made regarding our firm under Item 11 of the Form S-1/A which will be filed with the Securities and Exchange Commission.

Regards,

The Blackwing Group, LLC
Certified Public Accountants